Exhibit 4.2

SUPPLEMENTAL INDENTURE

This Supplemental Indenture, dated as of April 16, 2012 (this “Supplemental Indenture”), among Actuant Corporation, a Wisconsin corporation (the “Company”), the Subsidiary Guarantors under the Indenture referred to below (the “Guarantors”) and U.S. Bank National Association, as trustee (the “Trustee”).

WITNESSETH

WHEREAS, the Company, the Guarantors and the Trustee are parties to an Indenture dated as of June 12, 2007 (as may be supplemented from time to time, the “Indenture”), providing for the issuance of the Company’s 6 7/8% Senior Notes due 2017 (the “Notes”);

WHEREAS, Section 9.2 of the Indenture permits the execution of supplemental indentures for the purpose of eliminating provisions of the Indenture with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes issued under the Indenture;

WHEREAS, the Company desires and has requested the Trustee to join with it and the Guarantors in entering into this Supplemental Indenture for the purpose of amending the Indenture and the Notes in certain respects as permitted by Section 9.2 of the Indenture;

WHEREAS, the Company has been soliciting consents to this Supplemental Indenture upon the terms and subject to the conditions set forth in its Offer to Purchase and Consent Solicitation Statement dated April 2, 2012 and the Consent and Letter of Transmittal (which together, including any amendments, modifications or supplements thereto, constitute the “Tender Offer”); and

NOW, THEREFORE, for and in consideration of the foregoing premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE I

AMENDMENT OF THE INDENTURE

Section 1.1 Deletion of Certain Provisions.

(a) Indenture. The following provisions of the Indenture are hereby deleted and eliminated in their entirety, without redesignation of any other provision of the Indenture:

Section 4.3	Section 4.12
Section 4.4	Section 4.13
Section 4.7	Section 4.17
Section 4.8	Section 4.18
Section 4.9	Section 4.19
Section 4.11	Section 11.9

In addition, all references in the Indenture to any of the foregoing provisions shall also be deemed deleted and eliminated in their entirety.

(b) Definitions. All definitions in the Indenture that, as a result of the deletions set forth in Section 1.1, define terms that no longer appear in Indenture, are hereby deleted and eliminated in their entirety.

Section 1.2 Amendment and Restatement of Certain Provisions.

(a) Execution and Authentication. Section 2.2 of the Indenture is hereby deleted in its entirety and replaced with the following Section 1.2(a)(i) of this Supplement:

(i) SECTION 2.2. Execution and Authentication.

An Officer shall sign the Notes for the Company by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be valid until authenticated by the manual signature of a Responsible Officer of the Trustee. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee shall, upon a written order of the Company signed by one Officer directing the Trustee to authenticate the Notes and certifying that all conditions precedent to the issuance of the Notes contained herein have been complied with, authenticate Notes for original issue (i) in an aggregate principal amount up to $250,000,000 on the date of this Indenture and (ii) Additional Notes from time to time.

The Trustee may appoint an authenticating agent reasonably acceptable to the Company to authenticate Notes. Any such appointment shall be evidenced by an instrument signed by a Responsible Officer, a copy of which shall be furnished to the Company. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or the Company or an Affiliate of the Company.

(b) Limitation on Asset Sales. Section 4.10 of the Indenture is hereby deleted in its entirety and replaced with the following Section 1.2(b)(i) of this Supplement:

(i) SECTION 4.10. Limitation on Asset Sales.

Within 540 days after the receipt of any Net Cash Proceeds from an Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Cash Proceeds at its option:

(1) to permanently repay or prepay Debt outstanding under the Credit Agreement and, if the Debt repaid is revolving credit Debt, to correspondingly reduce commitments with respect thereto;

(2) to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business;

(3) to make capital expenditures or to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business; or

(4) any combination of the foregoing.

Any Net Cash Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph of this Section 4.10 will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, within thirty days thereof, the Company will make an Offer to Purchase to all Holders of Notes and Additional Notes equal to the Excess Proceeds. The offer price in any Offer to Purchase will be equal to 100% of the principal amount plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Offer to Purchase, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and Additional Notes tendered into such Offer to Purchase exceeds the amount of Excess Proceeds, the Trustee will select the Notes and such Additional Notes to be purchased on a pro rata basis. Upon completion of each Offer to Purchase, the amount of Excess Proceeds will be reset at zero.

The Company will comply with the requirements of any applicable securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Offer to Purchase. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of this Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of this Indenture by virtue of such compliance.

(c) Consolidation, Merger, Conveyance, Transfer or Lease. Section 5.1 of the Indenture is hereby deleted in its entirety and replaced with the following Section 1.2(c)(i) of this Supplement:

(i) SECTION 5.1. Consolidation, Merger, Conveyance, Transfer or Lease.

The Company will not in any transaction or series of transactions, consolidate with or merge into any other Person (other than a merger of a Restricted Subsidiary into the Company in which the Company is the continuing Person or the merger of a Restricted Subsidiary into or with another Restricted Subsidiary or another Person that as a result of such transaction becomes or merges into a Restricted Subsidiary), or transfer all or substantially all of the assets of the Company and its Restricted Subsidiaries (determined on a consolidated basis), taken as a whole, to any other Person, unless:

(i) either: (a) the Company shall be the continuing Person or (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged, or the Person that acquires, by sale, assignment, conveyance, transfer, lease or disposition, all or substantially all of the property and assets of the Company (such Person, the “Surviving Entity”), (1) shall be a corporation, organized and validly existing under the laws of the United States, any political subdivision thereof or any state thereof or the District of Columbia and (2) shall expressly assume, by a supplemental indenture, the due and punctual payment of all amounts due in respect of the principal of (and premium, if any) and interest on all the Notes and the performance of the covenants and obligations of the Company under this Indenture; and

(ii) the Company delivers, or causes to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, conveyance, assignment, transfer, lease or other disposition complies with the requirements of this Indenture. ;

For all purposes of this Indenture and the Notes, Subsidiaries of any Surviving Entity will, upon such transaction or series of related transactions, become Restricted Subsidiaries or Unrestricted Subsidiaries as provided pursuant to this Indenture and all Debt, and all Liens on property or assets, of the Surviving Entity and its Subsidiaries that was not Debt, or were not Liens on property or assets, of the Company and its Subsidiaries immediately prior to such transaction or series of related transactions shall be deemed to have been Incurred upon such transaction or series of related transactions.

(d) Events of Default. Section 6.1 of the Indenture is hereby deleted in its entirety and replaced with the following Section 1.2(d)(i) of this Supplement:

(i) SECTION 6.1 Events of Default.

Each of the following constitutes an “Event of Default”:

(1) default in the payment in respect of the principal of (or premium, if any, on) any Note at its maturity (whether at Stated Maturity or upon repurchase, acceleration, optional redemption or otherwise);

(2) default in the payment of any interest upon any Note when it becomes due and payable, and continuance of such default for a period of 30 days;

(3) except as permitted herein, any Note Guarantee of any Significant Subsidiary shall for any reason cease to be, or it shall be asserted by such Guarantor or the Company not to be, in full force and effect and enforceable in accordance with its terms;

(4) default in the performance, or breach, of any covenant or agreement of the Company or any Guarantor in this Indenture (other than a covenant or agreement a default in whose performance or whose breach is specifically dealt with in clauses (1), (2) or (3) above), and continuance of such default or breach for a period of 60 days, in each case, after written notice thereof has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Notes;

(e) Acceleration. Section 6.2 of the Indenture is hereby deleted in its entirety and replaced with the following Section 1.2(e)(i) of this Supplement:

(i) SECTION 6.2 Acceleration.

If an Event of Default occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in aggregate principal amount of the outstanding Notes may declare the principal of the Notes and any accrued interest on the Notes to be due and payable immediately by a notice in writing to the Company (and to the Trustee if given by Holders); provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the outstanding Notes may rescind and annul such acceleration:

(1) if the rescission would not conflict with any judgment or decree;

(2) if all existing Events of Default have been cured or waived except nonpayment of principal and interest that has become due solely because of this acceleration;

(3) if the Company has paid to the Trustee its reasonable compensation and reimbursed the Trustee of its expenses, disbursements and advances; and

(4) in the event of a cure or waiver of an Event of Default of the type set forth in Section 6.1(7), the Trustee shall have received an Officers’ Certificate and an Opinion of Counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Event of Default or impair any right consequent thereto.

(f) Covenant Defeasance. Section 8.3 of the Indenture is hereby deleted in its entirety and replaced with the following Section 1.2(f)(i) of this Supplement:

(i) SECTION 8.3. Covenant Defeasance.

Upon the Company’s exercise under Section 8.1 hereof of the option applicable to this Section 8.3, the Company and each Guarantor shall, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, be released from its obligations under the covenants contained in Sections 4.5, 4.10, and 4.14 hereof with respect to the outstanding Notes on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Company or any of its Subsidiaries may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.1 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Company’s exercise under Section 8.1 hereof of the option applicable to this Section 8.3, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, Sections 6.1(3), (4), (5) and (6) hereof shall not constitute Events of Default.

(g) Definitions. All definitions in the Indenture that, as a result of the deletions set forth in Section 1.2(a), define terms that no longer appear in Indenture, are hereby deleted and eliminated in their entirety.

ARTICLE II

MISCELLANEOUS

Section 2.1 Capitalized Terms.

Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

Section 2.2 Effect of Headings.

The section headings herein are for convenience only and shall not affect the construction hereof.

Section 2.3 Effectiveness and Effect.

The provisions of this Supplemental Indenture shall be effective only upon execution and delivery of this instrument by the parties hereto. Notwithstanding the foregoing sentence, the provisions of this Supplemental Indenture shall become operative only upon the purchase by the Company, pursuant to the Tender Offer, of at least a majority in principal amount of the outstanding Notes (excluding any Notes owned by the Company or any of its Affiliates), with the result that the amendments to the Indenture effected by this Supplemental Indenture shall be deemed to be revoked retroactive to the date hereof if such purchase shall not occur. The Company shall notify the Trustee promptly after the occurrence of such purchase or promptly after the Company shall determine that such purchase will not occur. All references to the Indenture in the Indenture or in any other agreement, document or instrument delivered in connection therewith or pursuant thereto shall be deemed to refer to the Indenture as amended by this Supplement. The Indenture shall remain in full force and effect as amended by this Supplement.

Section 2.4 Concerning the Trustee.

The recitals contained herein and in the Notes, except with respect to the Trustee’s certificates of authentication, shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representations as to the validity or sufficiency of this Supplement or of the Notes.

Section 2.5 Governing Law.

THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK.

Section 2.6 Severability.

In case any one or more of the provisions in this Supplemental Indenture or in the Notes shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

Section 2.7 Counterparts.

This Supplement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all of which shall together constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

ACTUANT CORPORATION

By:	/s/ Terry M. Braatz
	Name:	Terry M. Braatz
	Title:	Treasurer

ACME ELECTRIC, LLC
ACTUANT ELECTRICAL, INC.
ACTUANT HOLDINGS, LLC
ACTUANT INTERNATIONAL HOLDINGS, INC.
APPLIED POWER INVESTMENTS II, INC.
B.W. ELLIOTT MANUFACTURING CO., LLC
CORTLAND COMPANY, INC.
GB TOOLS & SUPPLIES, LLC
HYDRATIGHT OPERATIONS, INC.
MAXIMA HOLDING COMPANY, INC.
MAXIMA HOLDINGS – EUROPE, INC.
MAXIMA TECHNOLOGIES & SYSTEMS, LLC
PRECISION SURE-LOCK, INC.
PSL HOLDINGS, INC.
SANLO, INC.
TEMPLETON, KENLY & CO., INC.
VERSA TECHNOLOGIES, INC.

By:	/s/ Terry M. Braatz
	Name:	Terry M. Braatz
	Title:	Treasurer

ENGINEERED SOLUTIONS, L.P.

	By:	Versa Technologies, Inc., its general partner

	By:	/s/ Terry M. Braatz
	Name:	Terry M. Braatz
	Title:	Treasurer

[Supplemental Indenture – April 2012]

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Yvonne Siira
	Name:	Yvonne Siira
	Title:	Vice President

[Supplemental Indenture – April 2012]